Exhibit 99.1
MERCANTILE BANCORP TO PROFIT FROM PROPOSED MERGER OF
GBCP BANCORP AND FIRST CHARTER CORPORATION
Anticipates Cash, Stock Distribution Resulting from 5% Ownership in GBC
Quincy, IL, June 8, 2006 – Mercantile Bancorp, Inc. (AMEX: MBR) announced it expects to receive cash and stock in First Charter Corporation (NASDAQ: FCTR) as a result of the merger between First Charter and GBCP Bancorp (OTCBB: GBC). GBCP is the sole shareholder of Gwinnett Banking Company, located in Lawrenceville, Georgia. Mercantile owns 5% of GBCP Bancorp as a cost method investment. On June 1, 2006, First Charter and GBCP announced a definitive agreement to merge. The transaction, which is subject to regulatory and shareholder approvals of both companies, is expected to close in fourth quarter 2006.
Mercantile said it purchased 82,460 shares of GBCP Bancorp common stock at $14.00 per share on December 21, 2001. First Charter is offering GBCP shareholders 1.989 shares of its stock or $47.74 in cash for each GBCP share. Based on the closing stock price of First Charter on June 1, 2006, Mercantile anticipates receiving approximately $4 million in exchange for its shares, which should include approximately 114,809 shares of First Charter stock and $1.181 million in cash. The merging companies anticipate the deal will require 70% of GBCP shares to be exchanged for First Charter shares, with the remainder of the consideration in cash. The two companies anticipate the distribution of First Charter shares in exchange for GBCP shares will be tax-free.
“We will probably take full advantage of the tax-free portion of this transaction by taking First Charter shares in exchange for 70% of our GBCP shares,” said Dan S. Dugan, chairman, president and chief executive officer of Mercantile Bancorp. He continued: “Strategic investments in other banking institutions, particularly startup or de novo banks, are an important part of our growth strategy. This is the second of our de novo bank investments this year to announce a merger or acquisition.
“We anticipate an annualized gain from our investment in GBCP Bancorp of approximately 28%. We anticipate the other transaction, involving NorthStar Bancshares, should generate an annualized return on our investment of approximately 15 percent. We believe these two investments demonstrate our ability to identify banks with significant growth opportunities; banks which become candidates for rapid expansion on their own, or attractive acquisition and merger candidates with robust multiples to book value.
“Although together they represent a small fraction of our total capital, these investments in de novo institutions provide us with opportunities beyond those available from our existing banking operations. We have deliberately limited ourselves to investments in banking institutions, a business with which we are clearly very familiar,” Dugan added. “We will continue to seek out such investments.”

About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 6 banks in Illinois, 2 banks in Missouri, and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The company recently announced the agreement to acquire Royal Palm Bancorp, Inc. (OTC: RYPL) of Naples, Florida in an all-cash transaction valued at approximately $44.4 million. Royal Palm Bancorp is the parent of The Royal Palm Bank of Florida, a full service community bank with three locations in southwest Florida including Naples, Marco Island and South Fort Myers. In addition, the Company has minority investments in 5 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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